Exhibit 99.1

Citrix Elects Two New Members to Its Board of Directors

SANTA CLARA, Calif.--(BUSINESS WIRE)--December 29, 2015--Citrix Systems, Inc. (Nasdaq:CTXS) today announced the election of Peter Sacripanti, partner at McDermott Will & Emery, and Graham Smith, former CFO at Salesforce, to its board of directors, effective immediately.

Mr. Sacripanti is co-chair and partner at the international law firm McDermott Will & Emery and serves as chair of the firm’s executive committee.

Mr. Sacripanti also serves as a trustee fellow of Fordham University, the Jesuit University of New York; is a member of the Columbia University Medical Center Board of Advisors and chair of the Cardiac Council for the Columbia University Medical Center; and serves as a member of The Columbus Citizens Foundation.

Mr. Sacripanti, who holds a JD from Pace University School of Law and a BA from Fordham University, will serve on the Audit and Finance Committees.

Mr. Smith has served as a director of Splunk since 2011 and was previously the executive vice president and chief financial officer for Salesforce, where he held other senior executive positions beginning in 2007. Prior to Salesforce, he served as chief financial officer at Advent Software. He sits on the boards of MINDBODY, Inc. and Xero, Inc.

Mr. Smith, who holds a BS degree from Bristol University in England, will serve on the Compensation Committee.

“We are delighted Peter and Graham are joining the Citrix board of directors,” said Bob Calderoni, interim CEO and president, and executive chairman. “Both are highly accomplished business leaders with deep experience managing global enterprises. Their expertise and insights will be extremely beneficial to Citrix and our shareholders.”

About Citrix

Citrix (NASDAQ:CTXS) is leading the transition to software-defining the workplace, uniting virtualization, mobility management, networking and SaaS solutions to enable new ways for businesses and people to work better. Citrix solutions power business mobility through secure, mobile workspaces that provide people with instant access to apps, desktops, data and communications on any device, over any network and cloud. With annual revenue in 2014 of $3.14 billion, Citrix solutions are in use at more than 400,000 organizations and by over 100 million users globally. Learn more at www.citrix.com.

For Citrix Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the impact of the global economy and uncertainty in the IT spending environment, revenue growth and recognition of revenue, products and services, their development and distribution, product demand and pipeline, economic and competitive factors, the Company's key strategic relationships, acquisition and related integration risks as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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CONTACT:
Citrix Systems, Inc.
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Eric Armstrong, 954-267-2977
eric.armstrong@citrix.com
or
For investor inquiries, contact:
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eduardo.fleites@citrix.com